Exhibit 10.4

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is entered into effective as of the 22nd day of April, 2016 (the “Effective Date”) by and between Armstrong Energy, Inc., a Delaware corporation with offices at 7733 Forsyth Boulevard, Suite 1625, Saint Louis, Missouri 63105 (the “Company”), and J. Hord Armstrong, III of 748 Cella Road, Saint Louis, Missouri 63124 (the “Executive”). Company and Executive are sometimes referred to collectively herein as the “Parties.”

WHEREAS, the Parties entered into that certain Employment Agreement, dated October 1, 2011, as amended by that certain First Amendment to Employment Agreement dated May 18, 2015 (the “Agreement”); and

WHEREAS, the Parties desire to further amend the Agreement to adjust Executive’s compensation in the event of Termination without Cause by Company, failure to renew the Agreement by the Company, for Good Reason by Executive, and in the event of a Change of Control, each as defined in the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the Parties hereto agree as follows:

1.	Section 9.3 of the Agreement is hereby amended and replaced in its entirety with the following:

9.3.     Effect of Termination without Cause by Company or for Good Reason by Executive. Except as provided in Paragraph 9.4, in the event of a termination by the Company without Cause, failure to renew this Agreement by the Company pursuant to Paragraph 9.1, or termination by the Executive for Good Reason, the Company shall have no further obligation to the Executive under this Agreement or otherwise, except the Executive shall be entitled to receive the Accrued Obligations and the following severance benefits:

(a) the Company shall continue to pay the Executive’s Salary for a period of 24 months after the Executive’s Separation from Service; and

(b)
the Company shall pay to the Executive, within 30 days following the Executive’s Separation from Service (as defined below), a Bonus at the target amount established for that year but in no event less than 100% of the Executive’s annual Salary then in effect, provided, however, that in the event of a termination for Good Reason pursuant to Paragraph 15.1(h)(ii) the annual salary used for computation under this Paragraph 9.3(b) shall be the one in effect prior to the reduction referred to in Paragraph 15.1(h)(ii); and

(c)
during the portion, if any, of the 24-month period (unless otherwise limited by COBRA or similar state law) commencing on the date of the Executive’s Separation from Service (as defined below) that the Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s or an affiliate’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) or similar state law, the Company shall reimburse the Executive on a monthly basis for the difference between the amount the Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage.

2.	Section 9.4 of the Agreement is hereby amended and replaced in its entirety with the following:

9.4     Effect of Change of Control. Notwithstanding the other provisions of Paragraph 9.3, in the event that: (i) the Company terminates the Executive’s employment without Cause in anticipation of, or pursuant to a notice of termination delivered to the Executive within 24 months after, a Change in Control; (ii) the Executive terminates his employment for Good Reason pursuant to a notice of termination delivered to the Company in anticipation of, or within 24 months after, a Change in Control; or (iii) the Company fails to renew this Agreement in anticipation of, or within 24 months after, a Change of Control, the Company shall have no further obligation to the Executive under this Agreement or otherwise, except the Executive shall be entitled to receive the Accrued Obligations and the following benefits:

(a) the Company shall pay to the Executive, within 30 days following the Executive’s Separation from Service (as defined below), a lump-sum cash amount equal to: (i) two times the sum of (A) his Salary then in effect and (B) 75% of his then current Salary; plus (ii) a Bonus at the target amount established for that year but in no event less than 100% of the Executive’s annual Salary then in effect (irrespective of whether performance objectives have been achieved); plus (iii) if such notice is given within the first 12 months after the date first set forth above, then, the Salary the Executive should have been paid from the date of termination through the end of such 12 month period, provided, however, that in the event of a termination for Good Reason pursuant to Clause Paragraph 15.1(h)(ii), the annual salary used for computation under this Paragraph 9.4(a) shall be the one in effect prior to the reduction referred to in Paragraph 15.1(h)(ii); and

(b) during the portion, if any, of the 24-month period (unless otherwise limited by COBRA or similar state law) commencing on the date of the Executive’s Separation from Service (as defined below) that the Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s or an affiliate’s group health plan pursuant to COBRA or similar state law, the Company shall reimburse the Executive on a monthly basis for the difference between the amount the Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage.

For purposes of this Agreement, a Change of Control shall not be considered to be anticipated unless (a) the sale of the Company is being actively marketed, (b) a letter of intent outlining provisional sale terms and conditions are being negotiated and/or have been offered and/or exchanged, (c) nondisclosure/confidentiality agreements have been proposed to allow further due diligence for a prospective buyer(s) of the Company and/or its assets, and/or (d) a contract for the sale/purchase of the Company and/or its assets is being/has been negotiated or has been executed.

3.	All other terms and conditions of the Agreement that are not hereby amended are to remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by an authorized representative of the Company and by the Executive as of the date first above written.

ARMSTRONG ENERGY, INC.            EXECUTIVE

/s/ Martin D. Wilson                    /s/ J. Hord Armstrong, III
Martin D. Wilson                    J. Hord Armstrong, III
President and Chief Executive Officer